Exhibit 10.1

THIS AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE is issued on February 9, 2023 (the “Restatement Date”), and amends and restates in its entirety that certain Secured Promissory Note, issued on February 14, 2022 (the “Issue Date”), by the Borrower in favor of the Lender (the “Original Note”),

BY

(1)	AGEX THERAPEUTICS, INC., a company incorporated in Delaware with its primary address at 1101 Marina Village Parkway, Suite 201, Alameda, CA 94501 (the “Borrower”);

TO AND IN FAVOR OF

(2)	JUVENESCENCE LIMITED, a company incorporated in the Isle of Man with company number 018008V and its registered office at 18 Athol Street, Douglas, IM1 1JA, Isle of Man (the “Lender”),

each a “party” and together the “parties”.

The Borrower issued the Original Note to evidence loans in an aggregate principal amount not to exceed $13,160,000 of which, on the Restatement Date, $13,160,000 has been advanced and $0 is available to be advanced. On the Restatement Date, the Borrower and the Lender have amended and restated the Original Note, the Borrower has issued this Amended and Restated Secured Convertible Promissory Note (this “Note”) to evidence the Loan (as defined below), and promises to pay and perform the Loan and this Note on the terms and conditions set forth herein, and the Lender has agreed to accept this Note and to provide an Incremental Commitment in the amount of $2,000,000, on the terms and conditions set out in this Note.

1	Interpretation

1.1	Definitions used in this Note include the following defined terms.

“19.9% Cap” means 19.9% of the number of Shares outstanding on the Issue Date.

“50% Cap” means one share less than 50% of the total outstanding shares of the Borrower as of the date on which the 50% Cap is determined.

“Address for Service” means the address shown in Section 16.2 or such other address as the Borrower may from time to time designate by written notice to the Lender.

“Advance” means any Advance made under the Original Note and any Additional Advance (including, for avoidance of doubt, any Additional Advance of Incremental Commitments).

“Applicable Exchange” means NYSE American stock exchange or any other national stock exchange on which the Shares are listed.

“Availability Period” means, (i) with respect to the Existing Loan and Initial Commitments, the Initial Availability Period and (ii) with respect to the Incremental Commitments and any Advances of Incremental Commitments, the Incremental Availability Period.

“Budget” means initially the 52-week budget commencing on January 1, 2022 and delivered to, and accepted by, Lender on or prior to the Issue Date, and thereafter the 52-week forward looking budget of the Borrower, which is approved by the Lender in its sole discretion from time to time, which after the initial budget shall include actual expenditures for the preceding 52-week period then ended (or until January 1, 2022, if shorter) and a variance analysis for such period of actual expenditures versus forecasted cash expenditure included in the most recent Budget covering any portion of such period.

“Business Day” means a day other than (i) a Saturday or Sunday or (ii) public holiday in London or New York on which banks are closed or are permitted to be closed open for general business.

“Collateral” means all property of the Borrower described as “Collateral” in the Security Agreement, together with all other property that now or hereafter secures (or is intended to secure) obligations of the Borrower under this Note and the other Loan Documents.

“Commitment” means the Initial Commitment and the Incremental Commitment.

“Conversion Date” means, in the event that the Borrower elects the conversion option described in Section 7, the date of consummation of a Qualified Offering.

“Conversion Notice” has the meaning set out in Section 8.2 below.

“Default” means and is a reference to any Event of Default or any condition, event or occurrence that with the passing of time, the giving of notice or both will be an Event of Default, including without limitation any misrepresentation or breach under this Note that remains uncured beyond any cure period provided in Section 13.1.

“Drawdown Amount” means the Advance delivered to Borrower by lender upon delivery of each Drawdown Notice.

“Drawdown Market Price” with respect to any Drawdown Amount means the Market Price of the Shares as of the date of the applicable Drawdown Notice.

“Drawdown Notice” means a request for an Advance substantially in the form set out in Schedule part 1 (Form of Drawdown Notice) of this Note;

“Event of Default” means any one of the events mentioned in Section 13 (Events of Default) of this Note.

“Existing Loan” means the “Loan” as defined in the Original Note, as in effect immediately prior to the issuance of this Note on the Restatement Date which, as of the Restatement Date, had an outstanding principal balance of $13,160,000 and accrued Origination Fees in the amount of $526,400.

“Incremental Availability Period” means the period starting on the Restatement Date and ending on the date falling three (3) calendar months after the Restatement Date (as may be extended by the Lender in its sole discretion) or, if earlier, on the date a Qualified Offering is consummated by the Borrower as contemplated by Section 7.

“Incremental Loan” means, collectively, the Advances made by the Lender under this Note from time to time on and after the Restatement Date, and, as the context requires, each of them or any of them.

“Incremental Commitment” means the commitment of the Lender to make Advances under this Note from time to time on and after the Restatement Date, in an amount not to exceed $2,000,000.

“Indebtedness” includes any obligation for the payment or repayment of money borrowed (whether borrowed by the Borrower or as to which the Borrower is a surety or guarantor of payment or is secured by a Lien on any property of the Borrower), including any advance and any obligation evidenced by a note or similar instrument and any capital lease (as defined under GAAP other than any lease of any real property), and any guaranty of any obligation for the payment or repayment of money borrowed, but excluding trade payables and similar obligations arising in the ordinary course of business.

“Investment” means (i) any purchase or other acquisition by the Borrower of, or of a beneficial interest in, any equity interests or Indebtedness of any other person and (ii) any loan (including guarantees) or advance constituting Indebtedness of such other person (other than accounts receivable, credit card and debit card receivables, trade credit, advances to customers, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contribution by the Borrower to any other person. For the avoidance of doubt, permitting a Subsidiary to utilize the premises and services of the Borrower on a cost or cost plus basis shall not constitute an Investment.

“Initial Availability Period” means the period starting on the Issue Date and ending on the date falling twelve (12) calendar months after the Issue Date (as may be extended by the Lender in its sole discretion) or, if earlier, on the date a Qualified Offering is consummated by the Borrower as contemplated by Section 7.

“Initial Commitment” means the “Commitment” of the Lender under the Original Note as in effect immediately prior to the issuance of this Note on the Restatement Date of which $13,160,000 are outstanding as of such time.

“Initial Drawdown” means the initial Advance of $8,160,000.00.

“IP Security Agreements” means, collectively, each (i) Notice of Grant of Security Interest in Copyrights, (ii) Notice of Grant of Security Interest in Trademarks and/or (iii) Notice of Grant of Security Interest in Patents executed and delivered from time to time by Borrower in accordance with the terms of the Security Agreement on and after the Issue Date.

“Investment Representations Schedule” means the representations and warranties made by the Lender in Part A and the Borrower in Part B of Schedule 2 (Investment Representations) of this Note.

“Loan” means, collectively, the Advances made by the Lender under this Note from time to time, and, as the context requires, each of them or any of them, including Advances of Initial Commitments and Advances of Incremental Commitments.

“Loan Documents” means, collectively, this Note, the Security Agreement, the IP Security Agreements and each other document, instrument or agreement now or hereafter delivered by an Obligor or other person to the Lender in connection with the transactions contemplated by this Note.

“Mandatory Prepayment Trigger Event” has the meaning ascribed in Section 12.5.

“Market Price” means the last closing price of the Borrower’s shares on the NYSE American stock exchange (or other national securities exchange on which the Borrower’s shares may be listed) preceding the delivery of the relevant Drawdown Notice or Conversion Notice, as applicable; provided, that if the Borrower’s shares are not listed on any such securities exchange, the “Market Price” shall mean (a) the closing sales price of the Borrower’s shares on such day as quoted on the OTC Markets Group, Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink (collectively the “Pink OTC Markets”), or similar quotation system or association; or (b) if there have been no sales of the Borrower’s shares on the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Borrower’s shares quoted on the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive trading days ending on the trading day immediately prior to the day as of which “Market Price” is being determined; provided, further, that if at any time the Borrower’s shares are not listed on any domestic securities exchange or quoted on the Pink OTC Markets or similar quotation system or association, the “Market Price” of the Borrower’s shares shall be the fair market value per share as determined jointly by the Borrower’s Board of Directors and the Lender.

“Outstanding Amount” means, at any time, the outstanding and unpaid amount of the Loan including any unpaid Origination Fee and any amounts payable in cash under this Note and unpaid.

“Permitted Reverse Investment” means the assignment to Reverse of the Specified Assets.

“Permitted Uses” has the meaning set out in Section 12.5 below.

“Qualified Offering” means the sale of Shares (or Units as contemplated by Section 7.3) to investors in a bona fide investment transaction or series of related transactions in which the aggregate gross proceeds to the Borrower of the Shares (or Units) sold in such offering after the Issue Date, before deduction of, as applicable, underwriting discounts and commissions, placement agent fees and offering expenses, is not less than $10,000,000 (in connection with a series of related transactions, such as sales of Shares (or Units) in an at-the-market offering pursuant to a single registration statement under the Securities Act, the Qualified Offering shall be deemed to have occurred at the first sale or closing that occurs where aggregate proceeds equal or exceed $10,000,000).

“Repayment Date” means the day falling on the second anniversary of the Issue Date, or, if such day is not a Business Day, the next Business Day, unless the Loan has been accelerated as contemplated by Section 13.2, in which case such date.

“Reverse” means Reverse Bioengineering Inc., a Delaware corporation.

“Reverse Financing Condition” means the consummation by Reverse of debt or equity financing with net cash proceeds in excess of $15,000,000 on or before the first anniversary of the Issue Date.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Issue Date, by and among the Borrower and the Lender, together with all schedules and exhibits thereto.

“Security Agreements” means the Security Agreement and the IP Security Agreements.

“Sharia” means the principles and standards of the Islamic Sharia (where applicable), issued by the Accounting and Auditing Organization for Islamic Financial Institutions as of the Issue Date.

“Sharia Supervisor” means an Islamic finance scholar who is a member of a recognized Islamic commercial bank’s Sharia supervisory committee or board.

“Specified Assets” means the intellectual property and other assets of the Borrower set forth on Schedule 3 hereto, as may be updated from time to time by the Borrower with the written consent of the Lender, in its sole discretion.

“Tax” includes any form of taxation, levy, duty, charge, contribution, withholding (including backup withholding) or impost of whatever nature (including any applicable fine, penalty, or surcharge).

“Term” means the period commencing the Issue Date and expiring on the Repayment Date.

“Termination Notice” means a notice from the Lender to the Borrower given pursuant to Section 13.2 terminating this Note and the Loan.

“Shares” means shares of common stock, par value $0.0001 per share, of the Borrower.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Units” means units consisting of Shares together with warrants or any other security convertible into Shares, sold in a Qualified Offering.

“VAT” means value added tax as provided for in the Value Added Tax Act 1996 and any other tax of a similar nature.

“Warrants” means the warrants granted by the Borrower to the Lender as consideration for each Advance in accordance with Section 3.4 of this Note and the Warrant Agreement;

“Warrant Agreement” means the Warrant Agreement executed as of the Issue Date, as amended from time to time; and

“Warrant Instrument” means a Warrant Instrument in the form of Exhibit A to the Warrant Agreement.

1.2	References in this Note to:

	(a)	any document is deemed to include a reference to such document, including any of its schedules, annexes or exhibits, in each case, as amended, novated, supplemented, substituted or replaced from time to time;

	(b)	any person includes its respective successors, assigns and transferees;

	(c)	a provision of a statute is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time;

	(d)	a time of day is the time in New York City on the specified date;

	(e)	the singular, where the context so admits, is deemed to include the plural and vice versa; and

	(f)	a “person” is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa.

1.3	Titles – Section headings shall not affect the meaning of that or any other provision.

2	The Loan

2.1	Subject to the terms and conditions of the Original Note, the Lender made the Existing Loan which constitutes a Loan represented by this Note as of the Restatement Date. Subject to the terms and conditions of this Note, the Lender has also agreed to make the Incremental Loan available to the Borrower, provided that the Incremental Loan amount shall not exceed the Incremental Commitment. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the Lender may refuse to make any Advance, other than the Initial Drawdown, to the Borrower at its sole and absolute discretion and the Lender shall have no liability whatsoever should it elect to not make any Advances, other than the Initial Drawdown, requested by the Borrower hereunder. On or prior to the Restatement Date, the Lender has made advances in the amount of $13,160,000.

2.2	(i) A portion of the Initial Advance in an amount equal to $7,160,000.00 is solely permitted to be used for the repayment in full of that certain Loan Facility Agreement, dated as of August 13, 2019 as amended (the “2019 Loan Agreement”), by and among the Borrower and the Lender (and on the Issue Date was so used) and (ii) the remainder of the Initial Advance, any Additional Advances (other than Advances of Incremental Commitments) will be used only for Permitted Uses (and shall be drawn-down in accordance with a Budget). Any Advances of Incremental Commitments will be used only for working capital and ordinary course expenses or other items expressly approved by Lender in its sole discretion (and shall be drawn-down in accordance with a Budget). For the avoidance of doubt, under no circumstances shall any proceeds of any Advance be used to make any Investment in any Subsidiary without the prior written consent of the Lender. To enable the Lender to monitor the use of funds not later than ten (10) days before the commencement of each calendar month, the Borrower will furnish the Lender with detailed monthly cash expenditure forecasts for such month and also five (5) days after each month end, a variance analysis for the preceding month of actual versus forecast cash expenditure, in each case in a form reasonably satisfactory to the Lender. For the avoidance of doubt, the Borrower’s delivery at least monthly of the Budget acceptable to the Lender will satisfy this obligation.

3	Drawings

3.1	Mechanics for Initial Drawdown – Provided the conditions set forth in Section 10 had been met by the Borrower on the Issue Date, then on the execution of the Original Note by the Parties,

(a)	the Borrower shall submit to the Lender a duly completed Drawdown Notice in respect of the Initial Drawdown in an amount no more than $8,160,000.00;

(b)	on receipt of the Drawdown Notice at paragraph (a) above, the Lender made the Initial Drawdown Advance to the Borrower; provided that the Lender first applied (at the Borrower’s direction under the Original Note), on behalf of the Borrower, the amount of the Initial Drawdown Advance required to satisfy all obligations under the 2019 Loan Agreement in full, including the repayment thereof and payment of all amounts outstanding with respect thereto.

3.2	Other than in respect of the Initial Drawdown all subsequent drawdown of funds (each an “Additional Advance”) shall be subject to:

(a)	the Lender’s prior written consent, which shall only be provided after consultation between the Lender and the Borrower and which, for the avoidance of doubt may be withheld in the Lender’s sole and absolute discretion;

(b)	the Lender receiving a duly completed Drawdown Notice from the Borrower not less than thirty (30) Business Days (or a shorter period as agreed by the Lender in its sole and absolute discretion) prior to the proposed drawdown date; provided that (i) the first Drawdown Notice after the Initial Drawdown may be given upon five (5) Business Days’ notice (or such shorter period as the Lender may agree) and (ii) the first Drawdown Notice after the Restatement Date may be given upon five (5) Business Days’ notice (or such shorter period as the Lender may agree);

(c)	the proposed drawdown date falls within the Initial Availability Period or, in the case of an Advance of Incremental Commitments, the Incremental Availability Period;

(d)	no Termination Notice has been delivered by the Lender;

(e)	no Default or Event of Default has occurred and is continuing on the date the Drawdown Notice is received by the Lender and on the proposed drawdown date;

(f)	the representations and warranties as set out in Part B of Schedule 2 made by the Borrower shall be true and correct in all material respects on and as of the date of such Advance, except to the extent any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that any such representation and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects after giving effect to such qualification) and a senior officer of the Borrower shall have certified as to the same; and

(g)	the amount to be drawn under the Drawdown Notice does not, unless otherwise agreed in writing by the Lender, exceed $1,000,000 (and the aggregate amount to be drawn under the Drawdown Notice, together with all other Advances requested under any other Drawdown Notices consented to by the Lender and the aggregate amount of the Loan does not exceed the Commitment).

3.3	Disbursement – Subject to the terms herein, the Lender shall make each Advance available to the Borrower by payment to the account of the Borrower specified in writing in the relevant Drawdown Notice; provided that, in the case of the Initial Advance, proceeds of the Initial Advance were applied directly to repay the outstanding amounts (including any unpaid fees and other amounts required to be paid upon payment if full) under the 2019 Loan Agreement as directed in the relevant Drawdown Notice.

3.4	Warrants – As a condition of each Advance, on receipt of any funds advanced to the Lender under the terms of this Note, the Borrower shall grant to the Lender a number of Warrants equal to 50% of the gross value of the relevant Advance made (less any set-off for expenses deducted by the Lender). The exercise price of Warrants granted at the time of each Advance shall be equal to the Market Price. The number of Warrants granted shall be determined in accordance with the formula set out below:

X = (A/B) x 50%

Where:

X = the number of Warrants to be granted;

A = the amount of the Advance; and

B = the Market Price.

3.5	On the date of each Advance the Borrower shall issue the Lender a duly executed certificate in respect of Warrants in accordance with the terms of the Warrant Agreement.

4	Draw-Down Shares and Interest

4.1	Interest Rate – No interest shall be charged on any sums outstanding under the Loan whatsoever as the Borrower hereby recognizes and agrees that the principle of the payment of interest is not permitted by Sharia and accordingly to the extent that any legal system would (but for the provisions of this Section) impose (whether by contract or by statute) any obligation to pay interest, the Borrower hereby irrevocably and unconditionally expressly waives and rejects any entitlement to recover interest from each other.

4.2	The Borrower recognizes that the receipt and payment of interest is prohibited under Sharia and accordingly agree that if any claims for amounts due under this Note are made in a court of law and that court imposes an obligation to pay interest on the amounts being claimed, the Borrower hereby irrevocably and unconditionally expressly waives and rejects any entitlement to recover such interest and to the extent any amounts of interest are received by the Lender, it will pay such amounts received to a charity designated by an agreed and recognized Sharia Supervisor.

4.3	Notwithstanding anything to the contrary in this Section 4, the Borrower shall pay to the Lender an origination fee consisting of (i) 4.00% of the aggregate principal amount of all Advances made during the Availability Period, which amount shall accrue on the principal amount of each Advance at the making of such Advance and be fully earned at such time plus (ii) 4.00% of the aggregate principal amount of all Advances made during the Availability Period, which amount shall accrue and be fully earned on the first day after the end of the Availability Period (collectively, the “Origination Fee”). The Origination Fee shall be payable on the earliest to occur of (i) conversion pursuant to Section 7 or Section 8, (ii) upon repayment of the Loan in whole or in part (provided that the Origination Fee shall be pro rated for the amount of any partial repayment) and (iii) the acceleration of the Loan pursuant to Section 13.2. If the Origination Fee becomes payable as a result of a conversion pursuant to Section 7 or Section 8, the Lender shall have the right to elect, in its sole discretion, to accept such Origination Fee in cash or Shares, and if the Lender elects for the Origination Fee to be paid in Shares, the amount of such Origination Fee shall be added to the principal amount of the Loan outstanding for calculating the total number of Shares issuable to the Lender pursuant to Section 7 or Section 8. For the avoidance of doubt, any portion of the Origination Fee not paid prior to the Repayment Date shall be paid by the Borrower to the Lender in full on the Repayment Date. Notwithstanding anything to the contrary in this Section 4.3 or elsewhere in this Note, in the event that any amount of the Loan is repaid with Specified Proceeds as a result of any Mandatory Prepayment Trigger Event, the Origination Fee with respect to the portion of the Loan so repaid, if not earned, due and payable prior to such Mandatory Prepayment Trigger Event, shall be, and be deemed to be, earned on and as of the occurrence of such Mandatory Prepayment Trigger Event and shall be due and payable on the date of the prepayment of the Loan with the Specified Proceeds in accordance with Section 6.2.

5	Representations and Warranties

5.1	The Lender makes the representations and warranties as set out in Part A of Schedule 2 and the Borrower makes the representations and warranties as set out in Part B of Schedule 2. The Borrower agrees and acknowledges that the Lender has accepted this Note and made the Commitment in reliance on the representations and warranties made by them respectively in Schedule 2.

5.2	The representations and warranties shall be made by the Parties on the Issue Date and the Restatement Date and shall be deemed made by the Borrower on and as of the date of each Drawdown Request, the proposed draw date for any Advance and the date on which any Advance is made by the Lender.

6	Repayment

6.1	The Borrower shall repay the Loan to the Lender, in whole or in part, on the earlier of:

(a)	at the Borrower’s election upon at least seven Business Days’ prior written notice, any Business Day occurring on or before the Repayment Date; provided that the Borrower shall not elect to voluntarily repay the Loan prior to the first Business Day following the last day of the Incremental Availability Period without the prior written consent of the Lender in its sole discretion;

(b)	the date required pursuant to Section 18.4 or Section 13.2; and

(c)	on the Repayment Date.

In each case, amounts repaid may not be reborrowed under this Note.

6.2	In the event that a Mandatory Prepayment Trigger Event occurs, the Borrower shall, within three (3) Business Days of such Mandatory Prepayment Trigger Event, prepay the existing Indebtedness of the Borrower, in direct order of maturity (with the Indebtedness of the Borrower with the earliest maturity date prepaid first, then the Indebtedness of the Borrower with the next earliest maturity date, and so forth until the Indebtedness of the Borrower with the latest maturity date), in the amount of the aggregate Specified Proceeds (other than amounts used for Permitted Uses or designated by the Borrower for use for Permitted Uses and actually used for such Permitted Uses within 180 days) received in connection with such Mandatory Prepayment Trigger Event and, if applicable, any origination fee payable therewith including, in the case of a prepayment of this Note, the Origination Fee in accordance with Section 4.3.

7	Borrower Conversion

7.1	At the Borrower’s election, in lieu of repayment, the Outstanding Amount may be converted, in whole but not in part except as provided in Section 7.5, into a number of fully paid and non-assessable Shares, subject to and determined as provided in Section 7.3 below, as of the date of, and in all cases subject to the consummation of, a Qualified Offering provided, that no Event of Default shall at the time exist and be continuing.

7.2	In order to elect to convert the Outstanding Amount into Shares in connection with a Qualified Offering in accordance with this Section 7, the Borrower shall give Lender notice of such election not less than five (5) Business Days prior to the anticipated Conversion Date, specifying the anticipated Conversion Date, the anticipated aggregate proceeds to the Borrower and the other anticipated terms of the Qualified Offering.

7.3	Subject to Section 7.5, the number of Shares or Units issuable upon conversion of the Outstanding Amount shall be the quotient of (x) the Outstanding Amount, divided by (y) the lowest price per Share or Unit paid by investors for Shares or Units in the Qualified Offering before deducting underwriting commissions and discounts, placement agent commissions and fees, and other expenses of the Qualified Offering. In lieu of any fractional Share or Unit to which the Lender would otherwise be entitled, the Borrower shall pay cash equal to the product of such fraction multiplied by the price of such Share or Unit in the Qualified Offering.

7.4	Subject to Section 7.5, upon the consummation of a Qualified Offering, in the event that the Borrower does not elect to convert the Outstanding Amount into Shares in accordance with Section 7.1, the Availability Period shall terminate and the Lender will not be required to make any further Advances

7.5	Each Advance to Borrower shall be treated as a separate tranche for the purposes of determining the applicability of the 19.9% Cap limitations set forth in this Section 7.5, and each such tranche may have a different Drawdown Market Price. Only Shares issuable upon the conversion of a Drawdown Amount with a Drawdown Market Price that was higher than the lowest price per Share or Unit paid by investors for Shares or Units in the Qualified Offering (“Borrower Conversion Price”), shall be aggregated for the purposes of determining the applicability of the 19.9% Cap limitations as set forth in this Section 7.5. If under the rules of the Applicable Exchange, approval by the stockholders of Borrower would be required in connection with the issuance of Shares or Units upon any conversion under this Section 7, then unless and until such stockholder approval has been obtained, (a) the maximum amount of each tranche’s Drawdown Amount that may be converted into Shares or Units (including Shares issued separately or as a part of a Unit) at a Borrower Conversion Price lower than the Drawdown Market Price applicable to the Drawdown Amount being converted shall be an amount entitling Lender to receive a number of Shares that, when added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering or that are otherwise deemed by the Applicable Exchange to be issued to Lender connection with the consummation of the Qualified Offering, would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares or Units shall be an amount entitling Lender to receive a number of Shares (including Shares that are part of a Unit) that, when added to other Shares owned by Lender immediately prior to such Qualified Offering and added to any Shares (including Shares that are part of a Unit) issued to Lender in the Qualified Offering and any Shares issued to Lender upon the exercise of Warrants in connection with the conversion or in connection with the Qualified Offering, would equal the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such amount shall remain outstanding as loan funds in accordance with the terms of this Note.

8	Lender Conversion

8.1	At any time while funds under this Note remain outstanding, at the Lender’s election, in lieu of repayment, the Outstanding Amount (or any part thereof) may be converted into a number of fully paid and non-assessable Shares of the Borrower. The conversion price shall be equal to the Market Price on the date prior to the date the Lender delivers a Conversion Notice in accordance with Section 8.2 below.

8.2	In order to elect to convert some or all of the Outstanding Amount into Shares the Lender shall give to the Borrower a notice of such election (a “Conversion Notice”) specifying a date which is not less than five (5) Business Days following on which the amount of the Outstanding Commitment to be converted (as notified in the Conversion Notice) shall be converted to new Shares. The number of Shares issued by the Borrower shall be rounded down to the nearest whole number of shares (i.e. no fractional shares shall be issued by the Borrower).

8.3	Each Advance to Borrower shall be treated as a separate tranche for the purpose of determining the applicability of the 19.9% Cap limitations set forth in this Section 8.3, and each such tranche may have a different Drawdown Market Price. Only Shares issuable upon the Conversion of a Drawdown Amount with a Drawdown Market Price that is higher than the conversion price as determined under Section 8.1, shall be aggregated for the purposes of determining the applicability of the 19.9% Cap limitations as set forth in this Section 8.3. If under the rules of the Applicable Exchange approval by the stockholders of Borrower would be required in connection with the issuance of Shares upon any conversion under this Section 8, then unless and until such stockholder approval has been obtained, (a) at any time the conversion price as calculated in accordance with Section 8.1 would be less than the Drawdown Market Price applicable to the Drawdown Amount being converted, the maximum amount of the Drawdown Amount that may be converted into Shares shall be the amount entitling Lender to receive a number of Shares that, when added to any Shares previously or contemporaneously issued to Lender upon a conversion subject to the restrictions of this Section 8.3(a), would equal the 19.9% Cap, and (b) the maximum amount of the Outstanding Amount that may be converted into Shares shall be subject to the 50% Cap. To the extent any Outstanding Amount cannot be so converted as a result of the 19.9% Cap or the 50% Cap such funds shall remain outstanding as loan funds in accordance with the terms of this Note.

9	Tax

9.1	Withholdings – If at any time the Borrower is required by law to make any deduction or withholding from any payment due from the Borrower to the Lender, the Borrower shall simultaneously pay to the Lender whatever additional amount is necessary to ensure that the Lender receives a net sum equal to the payment it would have received had no deduction or withholding been made. If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder, the Lender shall deliver to the Borrower such properly completed and executed documentation prescribed by law as will permit such payments to be made without withholding or at a reduced rate of withholding.

9.2	The Borrower shall also promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

10	Documentary Conditions Precedent

10.1	The Initial Note shall not become effective until the date on which each of the following conditions are satisfied (or waived by the Lender):

(a)	Warrants. The Borrower has passed all such resolutions (of shareholders and/or directors) to approve and adopt the Warrant Agreement and the issuance of Warrant Instruments hereunder and thereunder.

(b)	Counterparts of the Initial Note. The Lender shall have received counterparts of the Initial Note, duly executed by the Borrower, as well as the Lender.

(c)	The Lender shall have received, in each case duly executed and delivered by Borrower, (a) the Warrant Agreement in the form attached as Exhibit A to this Note, and (b) Amendment No. 3 to the Registration Rights Agreement dated as of August 13, 2019 between the Borrower and the Lender, in the form previously agreed by the parties, in each case duly executed by the Borrower and the other parties thereto.

(d)	Other Documents. The Lender shall have received such other documents as the Lender shall have reasonably requested from the Borrower including, without limitation, the Security Agreements, in each case duly authorized, executed and delivered.

10.2	This Note shall not become effective until the date on which each of the following conditions are satisfied (or waived by the Lender):

(a)	Counterparts of this Note. The Lender shall have received counterparts of this Note, duly executed by the Borrower, as well as the Lender.

(b)	No Default or Event of Default shall have occurred and be continuing.

(c)	Other Documents. The Lender shall have received such other documents as the Lender shall have reasonably requested from the Borrower including, without limitation:

(i)	a secretary certificate of the Borrower with copies of Borrower’s Certificate of Incorporation, as amended, Bylaws, and authorizing resolutions of the Board of Directors and applicable committees thereof of the approving Borrower’s entry into and performance of its obligations under this Note;

(ii)	a certificate from the Secretary of State of Delaware and each other state in which Borrower is qualified to do business confirming that Borrower is a corporation in good standing in such state; and

(iii)	a certificate of a senior officer of the Borrower certifying to the accuracy of the condition set forth in Sections 10.1(b) and (d).

(d)	the representations and warranties as set out in Part B of Schedule 2 made by the Borrower shall be true and correct in all material respects on and as of the Restatement Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that any such representation and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects after giving effect to such qualification) and a senior officer of the Borrower shall have certified as to the same.

(e)	Perfection Certificate. The Lender shall have received an updated Perfection Certificate, in the form delivered at the Issue Date, updated through and including the Restatement Date.

(f)	Lien and Intellectual Property Searches. The Lender shall have received lien searches and intellectual property searches on the Borrower and its Subsidiaries whose results are satisfactory to the Lender.

(g)	Ratification. The Lender shall have received the executed Reaffirmation and Amendment Agreement, dated as of the Restatement Date, by the Borrower in favor of the Lender.

(h)	Perfection. The Borrower shall have provided to the Lender any IP Security Agreements in the forms attached as exhibits to the Security Agreement with respect to any intellectual property of the Borrower not otherwise subject to an IP Security Agreement, and shall, on or prior to the Restatement Date, file such IP Security Agreements with the United States Patent and Trademark Office.

11	Omitted

12	Covenants of the Borrower

12.1	Covenants – Within five (5) Business Days of execution of this Note, the Borrower covenants to furnish the Lender with detailed monthly cash expenditure forecasts, i.e., a Budget, for the period commencing February 1, 2022.

12.3	At all times while the Loan is outstanding, the Borrower covenants that it shall not (without the prior written consent of the Lender), and shall not permit its Subsidiaries to, borrow or commit to borrow any funds (or otherwise incur any Indebtedness), grant or create or attempt to create or permit or suffer to subsist any mortgage, security interest, guarantee, charge, lien (other than (i) a lien arising in the ordinary course of business by operation of law, (ii) capital leases, to the extent included in a Budget prior to the incurrence thereof or consented to in writing by the Lender prior to the incurrence thereof, and (iii) purchase money Indebtedness interests for newly acquired equipment, to the extent included in a Budget prior to the incurrence thereof or consented to in writing by the Lender prior to the incurrence thereof and provided that any lien securing such purchase money indebtedness is granted within 90 days of the incurrence thereof and does not encumber or otherwise extend to any property of the Borrower other than the property acquires with such purchase money indebtedness) or other encumbrance, trust agreement, declaration of trust, or trust arising by operation of law over or in respect of its or its assets (including, without limitation, the Collateral and any other assets covered by the Security Agreements), unless and until the Outstanding Amount and all amounts owed to the Lender (as a lender) pursuant to the Loan Documents have been repaid in full by or on behalf of the Borrower. For the avoidance of doubt, the Borrower shall only be entitled to apply for and draw-down, and permit its Subsidiaries to apply for and draw down, Government backed debt or other financial support (available as a result of the Covid-19 pandemic), including but not limited to funding available under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) signed into law March 27, 2020, with the prior written consent of the Lender, and grants (whether or not subject to repayment or revenue sharing obligations) from federal, state or local governments, agencies, or instrumentalities (including but not limited to the National Institutes of Health and the California Institute for Regenerative Medicine); provided that, to the extent such grants include a repayment or revenue sharing obligation, such grant has been included in a Budget prior to entry into a binding agreement or application requiring repayment or revenue sharing or has been consented to in writing by the Lender. Notwithstanding the foregoing, (i) Reverse shall be permitted to enter into Indebtedness consisting of a convertible note financing so long as such Indebtedness is not guaranteed by any other Subsidiary of the Borrower or by the Borrower or secured on any assets of another Subsidiary of the Borrower or the Borrower and (ii) this Section 12.3 shall not restrict any incurrence of Indebtedness or liens by Reverse on or after the date that Reverse satisfies the Reverse Financing Condition.

12.4	Omitted.

12.5	On or prior to the date of any “at-the-market” issuance of capital stock of the Borrower (but not more than three (3) Business Days prior), the Borrower shall certify to the Lender either (i) that the Borrower shall use all of such net cash proceeds (after deducting the reasonable and documented fees and commissions of the sales agent or broker and any other customary, reasonable and documented transaction expenses (“Specified Proceeds”) solely for the purpose of the Borrower’s research and development work (including through third-party contractors), professional and administrative expenses, and for general working capital only (in accordance with a Budget) (“Permitted Uses”) and thereafter actually use such Specified Proceeds solely for Permitted Uses or (ii) that the Borrower elects to apply all or a portion such Specified Proceeds as required by Section 6.2 (an election under this clause (ii), a “Mandatory Prepayment Trigger Event”).

12.6	The Borrower shall not make any Investment in any other person (including, for avoidance of doubt, any subsidiary of the Borrower) without the prior written consent of the Lender in its sole discretion, other than the Permitted Reverse Investment or otherwise as specified in a Budget. In connection with any proposed Investment, the Borrower shall provide the Lender with a detailed accounting of the amount and purpose of such Investment and any consent given by the Lender shall only apply to the Investment if so used.

13	Events of Default

13.1	Events – Each of the following is an Event of Default:

(a)	Payment – the Borrower (i) fails to pay any principal amount payable by it in the manner and at the time provided under and in accordance with this Note or (ii) fails to pay any other amount payable by it in the manner and at the time provided under and in accordance with this Note or any other Loan Document and the failure in this clause (ii) is not remedied within three (3) Business Days following the date the payment was to be made;

(b)	Obligations – if the Borrower fails to perform any of its covenants or obligations or fail to satisfy any of the conditions under this Note or any other Loan Document and, such failure (if capable of remedy) remains unremedied to the satisfaction of the Lender (in its sole discretion) for ten (10) Business Days after the earlier of (i) notice requiring its remedy has been given by the Lender to the Borrower and (ii) actual knowledge of the failure by senior officers of the Borrower;

(c)	Other Indebtedness – if any Indebtedness of Borrower or any of its Subsidiaries in excess of $100,000 becomes due and payable, or a breach or other circumstance arises thereunder such that the applicable lender is entitled to declare such Indebtedness due and payable, prior to its due date, or any Indebtedness of Borrower in excess of $25,000 is not paid on its due date;

(d)	Carrying on Business – if Borrower or any of its Subsidiaries stops payment of its debts generally or ceases or threatens to cease to carry on its business or is unable to pay its debts as they fall due or is deemed by a court of competent jurisdiction to be unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally;

(e)	Insolvency – if (i) an involuntary proceeding (other than a proceeding instituted by Lender or an affiliate of Lender) shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries, or of all or a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) an involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower (or any such Subsidiary) or for a substantial part of its assets occurs (other than in a proceeding instituted by Lender or an affiliate of Lender), and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(f)	Illegality – if it becomes unlawful for the Borrower to perform all or any of its obligations under this Note or any authorisation, approval, consent, license, exemption, filing, registration or other requirement of any governmental, judicial or public body or authority necessary to enable the Borrower to comply with its obligations under this Note or to carry on its business is not obtained or, having been obtained, is modified in a manner that precludes the Borrower or its Subsidiaries from conducting their business in any material respect, or is revoked, suspended, withdrawn or withheld or fails to remain in full force and effect;

(g)	Expropriation – the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of the Borrower or any of its Subsidiaries if such process is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy;

(h)	Court Action – if any injunction, order, judgment or decision of any court is entered or issued which, in the opinion of the Lender, materially and adversely affects, or is reasonably likely so to affect, the ability of the Borrower or any of its Subsidiaries to carry on its business or to pay amounts owed to Lender under this Note; and

(i)	Transfer of Assets – if Borrower, whether in a single transaction or a series of related transactions, sells, leases, licenses, consigns, transfers or otherwise disposes of any material portion of its assets (it being understood that any such disposition with respect to any asset or assets with a fair value of at least $250,000 is material), other than (i) Investments permitted pursuant to Section 12.6, (ii) sales, transfers and dispositions of inventory in the ordinary course of business, (iii) any termination of a lease of real or personal property that is not necessary in the ordinary course of the Borrower’s business, could not reasonably be expected to have a material adverse effect and does not result from Borrower’s default, and (iv) any sale, lease, license, consignment, transfer or other disposition of assets that are no longer necessary in the ordinary course of business or which has been approved in writing by the Lender.

(j)	Failure of Security – any of the following shall occur: (i) the security and/or liens created by the Security Agreement or any other Loan Document shall at any time cease to constitute valid and perfected security and/or liens on any material portion of the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its terms, the Security Agreement or any other Loan Document pursuant to which a lien is granted by Borrower in favor of the Lender shall for whatever reason be terminated or shall cease to be in full force and effect; (iii) the enforceability of the Security Agreement or any other Loan Document pursuant to which a lien is granted by Borrower in favor of the Lender shall be contested by or on behalf of Borrower or any of its Subsidiaries thereto, (iv) Borrower shall assert that its obligations under this Note or any other Loan Document shall be invalid or unenforceable, or (v) a loss, theft, damage or destruction occurs with respect to a material portion of the Collateral.

(k)	Financial Condition – if there is any change in the financial condition of the Borrower and its Subsidiaries which, in the opinion of the Lender, materially and adversely affects, or is reasonably likely so to affect, the ability of the Borrower to perform any of its obligations under this Note.

(l)	Misrepresentation – if any representation, warranty or statement made, repeated or deemed made or repeated by the Borrower in this Note, or pursuant to the Loan Documents, is incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

13.2	Remedies – If an Event of Default has occurred and is continuing, the Lender may do all or any of the following:

(a)	by notice to the Borrower, declare the Outstanding Amount and all accrued fees and other sums owed by the Borrower under or in connection with this Note to be immediately due and payable and the same will become so due and payable;

(b)	by notice to the Borrower (a “Termination Notice”), declare the outstanding balance of the Commitment to be immediately reduced to zero effective as of the date of such notice, and the same will be so reduced;

(c)	exercise any remedies available to the Lender under the Security Agreement, the other Loan Documents, and/or applicable law;

(d)	revoke in writing any consent to funding any Advance made as contemplated under Section 3.2, and upon such written revocation the Lender shall have no obligation to fund any such Advance; and

(e)	exercise all of the rights and remedies of a secured creditor under the New York Uniform Commercial Code.

Notwithstanding the foregoing, if an Event of Default as contemplated under Section 13.1(e) shall occur, (i) the Outstanding Amount and all accrued fees and other sums owed by the Borrower under or connection with this Note shall be immediately due and payable without notice or other action on the part of the Lender or any other person and (ii) the Commitment automatically shall reduce to zero and the Lender shall have no obligation to fund any Advance.

14	Liability

14.1	General Costs – Subject to Section 18.1, the Borrower will from time to time on demand reimburse the Lender for all costs and expenses (including legal fees and disbursements) and any VAT chargeable on them incurred in the preservation, enforcement and collection of this Note and the other Loan Documents, including without limitation, the Security Agreement.

14.2	Stamp duties – The Borrower will pay on demand all stamp and other duties and Taxes, if any, to which this Note may be subject or give rise and indemnify the Lender on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties or Taxes.

14.3	Liability – Without duplication of and subject to the limitations set forth under the expense reimbursement obligations pursuant to Section 14.1 above, the Borrower shall indemnify the Lender and any affiliates thereof (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, out-of-pocket costs, actual liabilities and related expenses, excluding in any event lost profits arising out of, in connection with, or as a result of the execution, enforcement or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the use of proceeds of the Advances or any other transactions contemplated hereby. To the extent permitted by applicable law, the Borrower shall not assert, and Borrower hereby waives and releases, any claim against any other such person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, the Loan Documents or any or any agreement or instrument contemplated thereby or referred to therein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations in this Section 14.3.

15	Payments

15.1	Currency – The Borrower shall discharge each obligation in the currency in which it is due under this Note. If at any time the Lender receives any payment (including by set-off) referable to any of the liabilities of the Borrower under this Note from any source in a currency other than the currency in which it is due, then such payment shall take effect as a payment to the Lender of the amount in the due currency which the Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

15.2	Funds – All payments made by Borrower to the Lender shall be made in immediately available cleared funds on its due date (and, if such date is not a Business Day, on the immediately preceding Business Day) to the credit of such account as the Lender may designate. Such payments shall be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any Tax (save for such deductions or withholdings as are required by law) or any other matter.

16	Communications

16.1	Written – All communications under this Note must be in writing.

16.2	Addresses – Any communication may be sent by prepaid post, or email or delivered to the Lender or an Obligor at its address or email address shown below or as may otherwise by notified to the relevant party in writing. Communications to the Borrower may also be sent to a place of business for it last known to the Lender or delivered to one of its officers. Each party to this Note irrevocably consents to service of process in the manner provided for in this Section 16.2. Nothing in any Loan Document will affect the right of any party to this Note to serve process in any other manner permitted by law.

To the Lender:	Juvenescence Limited
Fourth Floor, Viking House
Nelson Street
Isle of Man IM1 2AH
Attention: Gregory Bailey
Email:

To the Borrower:	AgeX Therapeutics, Inc.
1101 Marina Village Parkway, Suite 201
Alameda, California 94501
Attention: Andrea Park, Chief Financial Officer
Email:

16.3	Delivery – A communication by either of the parties, if sent by post, will be deemed made on the day after posting by first class post, postage prepaid (but, if to another country, five (5) days after posting by airmail, postage prepaid). Any communication sent by email will be deemed effective on the date of transmission if sent on a Business Day not later than 5:00 p.m. local time at the location of the recipient, or the next Business Day if sent on a day other than a Business Day or later than 5:00 p.m. local time at the location of the recipient.

17	Assignation and Transfer

17.1	Transfer by Lender – The Lender may assign its rights and obligations under this Note, in whole or in part, to any other person upon simultaneous written notice to the Borrower; provided further that upon such assignment such other person shall be deemed to make the representations and warranties in Part A of Schedule 2 to the Borrower. After giving effect to such assignment, such person shall be deemed the “Lender” from such time for all purposes hereunder.

17.2	No transfer by Borrower – Borrower may not transfer any of its rights or obligations under this Note.

17.3	Register – Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the obligations owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Note. The Register shall be available inspection by an Obligor at any reasonable time and from time to time upon reasonable prior notice. This section shall be construed so that the obligations under this Note are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related regulations (and any relevant or successor provisions).

18	Miscellaneous

18.1	Costs and Expenses – The Borrower shall be responsible for its own costs in relation to the preparation and execution of this Note and shall pay the reasonable and proper costs of the Lender in preparing and finalizing this Note.

18.2	Delays – The rights and powers of the Lender under this Note will not be affected or impaired by any delay or omission by the Lender in exercising them or by any previous exercise of any such rights or powers.

18.3	Severability – Each of the provisions of this Note shall be severable and distinct from one another and if at any time anyone or more of these provisions (or any part of them) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

18.4	Illegality – If at any time it becomes unlawful for the Lender to allow the Commitment to remain in effect or to make, fund or allow the Outstanding Amount to remain outstanding then the Lender will promptly notify the Borrower and:

(a)	the Lender will not be required to make any additional Advances and the Commitment will be reduced to zero; and

(b)	if the Lender so requires by notice to the Borrower, the Borrower and/or the Borrower will repay the Outstanding Amount and pay to the Lender all other sums owed by the Borrower under this Note, all on such date as the Lender may reasonably specify.

18.5	Entire Agreement

(a)	This Note, together with the other Loan Documents, constitutes the entire agreement between the parties relating to the Loan and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(b)	This Note amends and restates and replaces in its entirety and supersedes the Original Note. The execution and delivery of this Note shall not in any circumstance be deemed to have terminated, extinguished or discharged the Borrower’s indebtedness and obligations under such Original Note, all of which indebtedness and obligations shall continue under and be governed by this Note, nor shall the execution and delivery of this Note be deemed to waive any breach or default existing under the Original Note. This Note is a replacement, amendment and restatement of the Original Note and not a novation of the Original Note.

18.6	Termination

Upon (i) the payment in full to the Lender of the Outstanding Amount, (ii) the conversion of the whole of the Outstanding Amount by the issuance to the Lender of the Shares in accordance with Sections 7 or 8, and delivery to the Lender of one or more valid share certificates for such Shares (or in lieu of certificates, evidence of direct registration in the records of the transfer agent in the case of such Shares), or (iii) any combination thereof which shall satisfy the Outstanding Amount, this Note shall terminate and the Borrower shall be forever released from its obligations under this Note, except to the extent that any obligations of the Borrower under Sections 9 (Tax), 14 (Liability), and 18 (Miscellaneous) shall survive such termination and remain be valid and effective.

19	Counterparts

This Note may be executed in any number of counterparts, which shall together constitute one agreement. Any party may enter into this Note by signing any such counterpart. This Note and any Drawdown Notice or other notice or communication may be executed with signatures transmitted among the parties by pdf attached to an electronic mail, and no party shall deny the validity of a signature or this Note signed and transmitted by pdf attached to an electronic mail on the basis that a signed document is represented by a copy or facsimile and not an original.

20	Law and Jurisdiction

20.1	Law - This Note shall be construed in accordance with and governed by the law of the State of New York.

20.2	Jurisdiction – Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

20.3	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to Section 20.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

20.4	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first above written

JUVENESCENCE LIMITED

/s/ Denham Eke
By:	Denham Eke
Title:	Director

AGEX THERAPEUTICS, INC.

/s/ Michael D. West
By:	Michael D. West
Title:	Chief Executive Officer

Schedule – Part 1

Form of Drawdown Notice

To: JUVENESCENCE LIMITED

From: AGEX THERAPEUTICS, INC.

Date: [●]

Dear Sirs

Amended and Restated Secured Convertible Note dated [●] (the “ Agreement”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this notice.

This is a Drawdown Notice.

We request the following Advance:

Amount of proposed Advance: [●]

Proposed drawdown date: [●]

[Please credit the Advance to the following account: [●]

As at the date of this notice no Default or Event of Default has occurred and is continuing or will occur as a result of the draw down of this Advance.

Yours faithfully

Name: ________________________

Chief Financial Officer [or Chief Executive Officer]

AGEX THERAPEUTICS, INC.

Schedule 2

Investment Representations

1.	Terms defined in the Note have the same meaning in this notice. In accordance with Section 5 of this Note, the Lender makes the following warranties and representations, given as of the date of the Note in connection with the Loan and its acquisition of the Warrants:

Part A

1.1	The Lender is a duly incorporated company validly existing under the laws of its jurisdiction of incorporation.

1.2	The Lender has the power to enter into, deliver and perform, and has taken all necessary actions to authorise its entry into, delivery and performance of, this Note and the Loan Documents and the transactions contemplated by them.

1.3	The Lender has made such investigation of the Borrower as the Lender deemed appropriate for determining to acquire (and thereby make an investment in) the Warrants, and in making such investigation, the Lender has had access to such financial and other Information concerning the Borrower as the Lender requested.

1.4	The Lender understands that the Warrants and shares of common stock issuable upon the exercise of the Warrants (“Warrant Shares”) or upon conversion of the Outstanding Amount into common stock (“Conversion Shares” are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or registration or qualification under the California Corporate Securities Law of 1968, as amended, or under the securities laws of any other state, country, or other jurisdiction in reliance upon the exemptions from such registration and qualification requirements for nonpublic offerings.

1.5	The Lender understands that (i) the Warrants and any Warrant Shares issued upon exercise of Warrants and Conversion Shares issued upon conversion of the Outstanding Amount into common stock may not to be sold, offered for sale or transferred by the Lender unless subsequently registered under the Securities Act and applicable state securities laws, or unless sold or transferred pursuant to an exemption from such registration, and (ii) Warrants, Warrant Shares, and Conversion Shares will carry a legend to such effect.

1.6	The Lender is acquiring the Warrants and Warrant Shares issued upon exercise of Warrants and any Conversion Shares that may be issued solely for the Lender’s own account, for long-term investment purposes, and not with a view to, or for sale in connection with, any public distribution of the Warrants, Warrant Shares, or Conversion Shares.

1.7	The Lender is an “accredited investor” as defined in Rule 501 under the Securities Act and is not a “U.S. Person” under Regulation S under the Securities Act.

1.8	The Lender agrees to keep the Draft Annual Financial Statements confidential until the Borrower files its Annual Report on Form 10-K for the year ended December 31, 2021.

2.	In accordance with Section 5 of this Note, the Borrower makes the following warranties and representations given as of the date of the Note in connection with the Loan and the Borrower’s issuance of the Warrants:

Part B

2.1	The Borrower is a duly incorporated corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

2.2	The Borrower has the power to enter into, deliver and perform, and have taken all necessary actions to authorise its entry into, delivery and performance of this Note and the Loan Documents.

2.3	No limit on the powers of the Borrower will be exceeded as a result of the borrowing or granting of security contemplated by this Note and the Loan Documents.

2.4	No litigation, arbitration or administrative proceedings are taking place, pending or, threatened against it, any of its directors or any of its assets, which might reasonably be expected to have a material adverse effect on its respective business, assets or condition, or its ability to perform its obligations under this Note and the Loan Documents.

2.5	Borrower warrants that it and its Subsidiaries have no existing third party encumbrances including but not limited to mortgages, guarantees, charges, liens or other encumbrances, trust agreement, declaration of trust, or trust arising by operation of law over any of its assets except to the extent permitted by Section 12.13.

2.6	Borrower warrants that all of its and its subsidiaries’ existing Intellectual Property (as defined in the Security Agreements) does not, to Borrower’s knowledge, infringe any third party Intellectual Property and that Borrower is in possession of all legal and regulatory consents, licenses and permissions it requires to enable it to satisfy its obligations under this Note and the Loan Documents including, without limitation, to grant first priority liens on Intellectual Property to the Lender to the extent provided in the Security Agreement.

2.7	The Borrower has delivered to the Lender a draft copy of the Draft Annual Report on Form 10-K to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) containing the following consolidated draft financial statements of the Borrower and its subsidiaries (the “Draft Annual Financial Statements”): (a) draft balance sheets as at December 31, 2020 and 2021; and (b) draft statements of operations, comprehensive loss, cash flow, and stockholders’ equity as of December 31, 2020 and 2021. The Draft Annual Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and are subject to final adjustments and revisions, which the Borrower does not expect to be material, before being filed with the Borrower’s Annual Report on Form 10-K under the Exchange Act for the year ended December 31, 2021.

2.8	The Borrower has delivered to the Lender a draft copy of the following condensed interim consolidated financial statements of the Borrower and its subsidiaries (the “Interim Financial Statements”): (a) a balance sheet as at January 31, 2022: and (b) statements of operations, comprehensive loss, cash flow, and stockholders’ equity as of January 2022 and 2021. The Interim Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied and are subject to final adjustments and revisions, which the Borrower does not expect to be material.

2.10	The stockholder approval required under Section 12.4 of the Original Note lifting entirely the 50% Cap and the 19.9% Cap remains in full force and effect without limitation, the Borrower has taken all actions necessary or advisable and as required under and in compliance with Borrower’s Certificate of Incorporation and Bylaws, applicable laws, and the rules of the Applicable Exchange, including at the request of the Lender, in furtherance thereof, and [neither the Borrower, nor any Person on behalf of the Borrower] has taken any action to cause such approval to be reversed, modified, revoked or rescinded by any subsequent stockholder or organizational action.

Schedule 3

Specified Assets